UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. Ste. 219 West Palm Beach, FL		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (561) 465-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2014, Timothy Gordon resigned from his position as a member of the Board of Directors (the “Board”) of Forward Industries, Inc. (the “Company”), effective immediately.  Mr. Gordon served on the Company’s Nominating and Governance Committee, Audit Committee, Special Committee, Investment Committee and Compensation Committee.  Mr. Gordon’s resignation was not the result of any disagreement related to any matter involving the Company’s operations, policies or practices.

On October 29, 2014, the Board appointed Joseph E. Mullin to the Board to serve until his successor has been duly elected and qualified.  The Board also appointed Mr. Mullin to serve on the Company’s Nominating and Governance Committee, Audit Committee and Compensation Committee.  Mr. Mullin has not entered into any transactions with the Company since the beginning of the Company’s last fiscal year that are reportable under Item 404(a) of Regulation S-K.

Mr. Mullin, 41, is the founder and partner of Joseph E. Mullin LLC, a firm that engages in advisory and restructuring consulting projects with equity participation, since 2010.  Mr. Mullin currently serves as a Director of Currencio Limited, a peer-to-peer fintech foreign exchange network he founded and developed in 2013.  From 2011 to 2012, Mr. Mullin served as the Chief Executive Officer of General Word Development LLC, a children’s media business.  Mr. Mullin served as a Director and member of the Mergers & Acquisitions Committee, Nominations and Corporate Governance Committee, Compensation Committee and as Chair of the Audit Committee of KIT Digital, Inc. from 2010 to 2012.  Previously, Mr. Mullin was a Portfolio Manager and Senior Analyst at Millennium Global Investments, Ltd., an independent, privately-owned investment management firm, from 2007 to 2010.  Mr. Mullin was a Research Analyst at WL Ross & Co. LLC, an asset management firm, from 2001 to 2007. Mr. Mullin began his career as a Financial Analyst in the Corporate Finance Department at Goldman Sachs.  Mr. Mullin holds an A.B. degree from Harvard College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2014	By:	FORWARD INDUSTRIES, INC. /s/ Robert Garrett, Jr.
		Name:	Robert Garrett, Jr.
		Title:	Chief Executive Officer